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                                                                  EXHIBIT 10.27

                                  IRIDIUM LLC
            SELECTED SENIOR OFFICERS' SUPPLEMENTARY RETIREMENT PLAN


                            SECTION 1 - INTRODUCTION


         1.1 Purpose. The Selected Senior Officers Supplementary Retirement Plan is established by the Company to provide non-qualified deferred compensation to specified executive officers of the Company whose participation has been approved by the Board of Directors. Unless specifically named as a Participant in the SSOSRP by resolution of the Board of Directors, no officer or employee of the Company shall have any rights to benefits hereunder.

         1.2     Effective Date.  The effective date of the Plan is January 1,
1995.

                            SECTION 2 - DEFINITIONS

         2.1 Definitions. Except where the context otherwise requires, a capitalized term which is not defined herein shall have the same meaning as such term is assigned in Section 2 of the Base Plan.

         (a) "Base Plan" means the Iridium LLC Pension Plan, as from time to time amended.

         (b)     "Board of Directors" means the Board of Directors of Iridium
                 LLC.

         (c) "Company" means Iridium LLC, a Delaware limited liability company, or any successor thereto. Prior to July 29, 1996, Iridium LLC was known as Iridium, Inc.

         (d) "Earnings" shall have the same meaning as in the Base Plan, with the following exception:

                 For calendar years beginning after December 31, 1988, the Code imposes various dollar limitations on annual compensation which may be taken into account for any calendar or Plan Year in determining benefits. These limitations are disregarded under this definition of Earnings.





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         (e)     "Final Average Earnings" means the average of the
                 Participant's Earnings in any four years (including years in which the Participant did not work a complete year) within the last ten calendar years of his Vesting Service preceding the earlier of the termination of his status as a Participant or his termination of employment as an Employee, providing the highest yearly average. If a Participant has not been employed for four calendar years, his Final Average Earnings shall be taken for the period of his employment.

         (f) "Incentive Bonus" means the amount paid to a Participant during a calendar year under the Iridium Short Term Incentive Plan.

         (g) "Participant" means an Employee of the Company designated by the Board of Directors as a participant in the Plan, in the sole and absolute discretion of the Board of Directors.

         (h) "Salary" means the rate of compensation being paid to a Participant for the calendar year in which the earlier of the termination of his status as a Participant or his termination of employment as an Employee occurs.

         2.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology herein shall also include the feminine and neuter, and the definition of any term herein in the singular may also include the plural.

                             SECTION 3 - RETIREMENT

         3.1 Normal Retirement. If a Participant terminates employment as an Employee after (a) attainment of age 65, or (b) attainment of age 60 and the completion of two years of Benefit Service, the Participant shall be entitled to commence receiving Normal Retirement Benefits, calculated as set forth in
Section 4; provided, however, that the Participant must attain age 65 or age 60, whichever is applicable, while a Participant in order to be eligible for benefits hereunder.

         3.2 Early Retirement. If a Participant terminates employment as an Employee after (a) attainment of age 57 while a Participant and the completion of five years of Benefit Service, or (b) attainment of age 55 while a Participant and the completion of five years of Benefit Service, the Participant shall be entitled to an Early Retirement Benefit under the Plan, calculated as set forth in Section 4. Payment of an Early Retirement Benefit to a Participant shall commence no earlier than the first day of the month following the later of his termination of employment as an Employee or attainment of age 57; provided, however, that a benefit which commences prior to the Participant's attainment of age 60 shall be actuarially reduced to reflect such early





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commencement.  A Participant entitled to an Early Retirement Benefit hereunder may elect to receive the unreduced benefit calculated under Section 4 by deferring receipt of the benefit until attainment of age 60. Notwithstanding the foregoing, commencement of benefits under this provision prior to age 60 is conditioned upon the Participant entering into an anti-compete agreement satisfactory to the Company. Except as specifically provided in Section 3.1,
3.3 or 3.4, no benefit shall be paid under the Plan with respect to a Participant whose employment with the Company terminates prior to the time he meets the requirements set forth above.

         3.3 Disability Retirement. If a Participant becomes eligible for benefits under the Company's Long-Term Disability Policy, he will be deemed to have satisfied the requirements for early retirement under Section 3.2, if he
is not otherwise eligible for normal retirement under Section 3.1.   Payment of
benefits will occur as provided in Section 4.6. A disabled Participant who recovers from disability prior to attaining age 55, and who does not return to employment with the Company, will forfeit all rights to subsequent benefits under the SSOSRP.

         3.4 Change of Control. If the Board of Directors determines that a change in control of the Company will occur upon certain stated events, Participants shall become 100% vested in their benefits in this SSOSRP upon the occurrence of such events. In these circumstances, a Participant may elect to receive the benefits provided for in Section 4 upon the attainment of age 55, actuarially reduced as described in Section 3.2 to provide for early commencement, if applicable, without the consent of the Company or of the Compensation Committee or completion of the anti-compete agreement, as described therein.

                              SECTION 4 - BENEFITS

         4.1 Limitation on Benefits. In no event may the sum of the benefits payable from this Plan and from the Base Plan with respect to any Participant for any period exceed 70% of the Participant's Salary for such period.

         4.2 Benefit Formulas. Subject to the limitation in Section 4.1, the benefit provided under this SSOSRP, payable in the form of a single life annuity commencing at the later of age 60 or the Participant's attained age, will be the greater of (a) or (b), minus (c), where these are:

         (a) An amount equal to 40% of monthly Salary multiplied by the "Incentive Bonus factor." The "Incentive Bonus factor" equals the sum of 1 plus a percentage equal to the average of the five highest ratios of Incentive Bonus to Salary paid during the eight full calendar years preceding the year in which the Participant's status as an Employee ceases.





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         (b)     An amount equal to the Participant's monthly accrued benefit determined under the Base Plan, but based on the Participant's Final Average Earnings as defined in this SSOSRP, and expressed in the form of a single life annuity commencing at the later of age 60 or the Participant's attained age.

         (c) An amount equal to the Participant's monthly accrued benefit determined under the Base Plan, expressed in the form of a single life annuity commencing at the later of age 60 or the Participant's attained age.

Amounts determined under Section 4.2(a) or (b) shall be determined without regard to any limitation contained in Section 5.9 of the Base Plan. If the Participant is less than age 65, the benefits otherwise determined under
Section 4.2(b) or (c) shall be reduced 1/180 per month for each complete calendar month (not to exceed 60) by which the Participant's age at retirement (determined to the nearest month) precedes the month coincident with or next following the Participant's 65th birthday.

         4.3 Normal Form of Payment. Benefits under the Plan shall be payable as a single life annuity for the life of the Participant if the Participant is not married at retirement and as a Qualified Joint and Survivor Annuity if the Participant is married.

         4.4 Optional Forms of Payment. In lieu of the benefits specified in Section 4.3, a Participant may elect one of the following options:

         (a)     a life annuity,

         (b)     a Ten-Year Certain and Life Annuity,

         (c) a Qualified Joint and Survivor Annuity providing a surviving spouse benefit equal to 75% or 100% of the benefit payable to the Participant, or

         (d)     a lump sum.

         An unmarried Participant may not elect a Qualified Joint and Survivor Annuity or any benefit providing lifetime payments to a non-spouse beneficiary. A married Participant electing other than a Qualified Joint and Survivor Annuity providing a surviving spouse's pension equal to 50% of the benefit payable to the Participant must comply with the rules for a Qualified Election contained in the Base Plan.

         For adjusting benefits under the Ten-Year Certain and Life option or the Qualified Joint and Survivor Annuity option, the factors specified for that purpose in Appendix A of the Base Plan shall be used. Upon election of a benefit option, an individual annuity from a qualified reserve life insurance company shall be purchased





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and distributed to the Participant to provide the benefits under the option elected. The amount of a lump sum shall be equal to what would be the Company's purchase price for the amount of benefit determined under this
Section 4 payable as a life annuity for the Participant commencing at age 60 or current age if later.

         4.5 Early Retirement Benefits. A Participant eligible for Early Retirement Benefits under Section 3.2 who enters into an anti-compete agreement satisfactory to the Company and desires to commence retirement benefits prior to age 60 shall be eligible to receive an actuarially reduced Early Retirement Benefit. Upon election of the optional form of benefit and subject to the adjustment factors specified for such options in Appendix A of the Base Plan, an annuity shall be purchased for the Participant as described in Section 4.4. Such annuity contract shall permit commencement of benefits on or after the Participant's early retirement age (but not earlier than age 57) in accordance with the actuarial factors specified in the annuity contract. The amount of benefit payable at an early retirement age shall be determined solely by the terms of the annuity purchased. A Participant wishing to receive a lump sum at an early retirement age (but not earlier than age 57) shall receive an amount equal to the purchase price at the requested payment date of a deferred life annuity equal to the benefit otherwise payable to the Participant commencing at age 60.

         4.6 Disability Retirement Benefits. A Participant eligible for disability retirement as described in Section 3.3 shall be eligible to receive from the SSOSRP a monthly benefit equal to the monthly benefit determined under
Section 4.2, reduced by the monthly disability benefit paid under the Company's Long-Term Disability Plan. The benefit deemed paid from the Long-Term Disability Plan is considered to include the "other income benefits" described in the Long-Term Disability Policy. This benefit shall cease at the earlier of the date the Participant ceases to receive disability benefits from the Company's Long Term Disability Plan or the date the Participant elects to retire as described above. A disabled Participant is deemed to have terminated employment in the year of disability for purposes of Section 4.2(a).

                           SECTION 5 - DEATH BENEFITS

         5.1 Pre-Retirement Death Benefits for Married Participant. The death benefit payable to the Spouse of a married Participant who dies after becoming eligible for a retirement benefit under Section 3 above but prior to the commencement of benefits from the SSOSRP shall be equal to the greater of
(a) 50% of the amount determined under Section 4.2(a) less the actual Qualified Pre-Retirement Survivor Annuity payable from the Base Plan or (b) the Qualified Pre-Retirement Survivor Annuity amount determined under Section 4.2(b) which would be payable as of the date of the Participant's death less the actual Qualified Pre-Retirement Survivor Annuity payable from the Base Plan.





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         5.2     Settlement of Pre-Retirement Death Benefits for Married
Participant. The surviving Spouse of a married Participant who is entitled to a benefit under Section 5.1 shall receive the benefit either as (a) an annuity purchased from a legal reserve life insurance company providing the benefit determined under Section 5.1 for the Spouse's lifetime, or (b) the lump sum equal to the premium which would be paid to purchase the annuity described in
Section 5.2(a).

         5.3 Other Death Benefits. The death benefits, if any, of a Participant who has commenced to receive benefits from the SSOSRP shall be determined solely by the elections made at retirement with respect to the annuity purchased for the Participant. Election of a lump sum constitutes a full settlement of all rights under the SSOSRP and no further benefits are provided. No death benefits are provided with respect to a Participant who is not eligible for a retirement benefit under Section 3 upon his date of death or who, if so eligible, has no Spouse.

                     SECTION 6 - TAX EQUALIZATION PAYMENTS

         6.1 Federal and State Tax Equalization Payments. If the payment of a lump sum or distribution of an annuity to or for the benefit of a Participant hereunder gives rise to Federal or state income taxes with respect to such benefit, the Company shall pay to the Participant (or his beneficiary, if applicable), or to the applicable taxing authority, an appropriately allocated amount equal to the difference between:

         (a)     The Adjusted Taxable Distribution which is equal to

                 (i) the amount of the lump sum distribution or annuity purchase price divided by

                 (ii)     100% minus

                          (A)     the Selected Marginal Federal Tax Rate, and

                          (B) 100% minus the Selected Marginal Federal Tax Rate multiplied by the Selected Marginal State Tax Rate

         (b)     The amount of the lump sum distribution or annuity purchase.

         6.2 Definitions. The Selected Marginal Federal Tax Rate shall be equal to 39.6% in 1995 and the Selected Marginal State Tax Rate shall be the highest marginal tax rate specified in the jurisdiction where the Participant is domiciled including county piggy-back taxes where appropriate. The Marginal Federal Tax Rate specified above and the Selected Marginal State Tax Rates shall be adjusted to reflect changes in either the Federal or State income tax rates.





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                           SECTION 7 - ADMINISTRATION

         7.1 Compensation Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors.

         7.2 Powers and Duties of the Compensation Committee. The Compensation Committee shall carry out the duties assigned to it under the Plan and shall administer the Plan in accordance with its terms. The Compensation Committee shall have the responsibility and authority to administer the Plan in its sole and complete discretion, including the right to construe and interpret the Plan, to decide all questions of fact, and to determine the eligibility of any person to participate in the Plan, the entitlement of any individual to benefits, and the amount and time of payment of any such benefits under the Plan. The decisions or determinations of the Compensation Committee relating to the construction or interpretation of any provision of the Plan, the eligibility of any person to participate in the Plan, the entitlement of any individual to benefits and the amount and time of payment of any such benefits under the Plan, or any other matter relating to the Plan, including findings of fact with respect to the foregoing, shall be final and binding on all persons whomsoever. The Compensation Committee shall also have the power to allocate and delegate responsibilities.

         7.3 Meetings of the Compensation Committee. The Compensation Committee shall act by a majority of its members at the time in office, and such action may be taken either by a vote at a meeting or in writing without a meeting. The Compensation Committee may authorize any person or persons, who may but need not be a member or members of the Compensation Committee, to execute any document or documents on behalf of the Compensation Committee.

         7.4 Adoption of Rules by the Compensation Committee. The Compensation Committee may adopt such rules as it deems necessary, desirable or appropriate. All rules and decisions of the Compensation Committee shall be uniformly and consistently applied to all participants in similar circumstances. When making a determination or calculation, the Compensation Committee shall be entitled to rely upon information furnished by a participant or beneficiary, the Company, and legal counsel of the Company.

         7.5 Reports and Records. The Compensation Committee shall keep a record of all its proceedings and acts and shall keep all such books or accounts, records, and other data as may be necessary for the proper administration of the Plan. The Compensation Committee shall file or cause to be filed all such annual reports, financial and other statements as may be required by any Federal or state statute, agency or authority within the time prescribed by the law or regulations for filing said documents. The Compensation Committee shall furnish such reports, statements and other documents to participants and beneficiaries of the Plan as may be required by any





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Federal or state statute or regulation, within the time prescribed for furnishing such documents.

         7.6 Inspection of Records of the Compensation Committee. The Compensation Committee's records and books of account shall be open to inspection at all reasonable times by the Company or any person designated from time to time by the Company.

         7.7 Indemnification. The Company shall indemnify each member of the Compensation Committee, and the directors, officers and employees of the Company involved in the operation and administration of the Plan against any and all claims, losses, damages, expenses and liabilities arising from any action or failure to act, except when the same is determined by the Board of Directors to be due to gross negligence or willful misconduct of such member.

         7.8 Claims Procedure. The Compensation Committee shall make all determinations as to the right of any person to a benefit. The Compensation Committee shall follow the claims procedure set forth in the Base Plan.

                     SECTION 8 - AMENDMENT AND TERMINATION

         8.1 Right to Amend or Terminate by Company. The Company reserves the right to alter, amend, modify, revoke, or terminate the Plan. In the event of termination or an amendment reducing benefits under the Plan, the vested retirement benefits then accrued to each participant affected by such termination or amendment shall not be reduced.

                              SECTION 9 - FUNDING

         9.1 Funding. This Plan is an unfunded supplemental retirement plan as defined in sections 201(2), 301(3), and 401(a)(1) of ERISA. Benefits payable under the Plan to or on account of a Participant shall be paid directly by the Company. The Company shall not be required to segregate any assets to be applied for the payment of benefits under the Plan, and no person entitled to benefits under the Plan shall have any right to any assets of the Company. All assets under this Plan shall remain part of the general assets of the Company and subject to the claims of the Company's general creditors until distributed to the Participant or Beneficiary as cash or an annuity.





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                           SECTION 10 - MISCELLANEOUS

         10.1 No Enlargement of Employee Rights. Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the employment of the Company or to interfere with the right of the Company to discharge or retire any Employee at any time.

         10.2 Notice of Address. Each person entitled to benefit under the Plan must file with the Compensation Committee, in writing, his post office address and each change of post office address. Any communication, statement or notice addressed to such a person at his latest post office address as filed with the Compensation Committee will be binding upon such person for all purposes of the Plan, and neither the Compensation Committee nor the Company shall be obliged to search for or ascertain the whereabouts of any such person.

         10.3 Data. All persons entitled to benefits under the Plan must furnish to the Compensation Committee such documents, evidence, or information as the Compensation Committee considers necessary or desirable for the purpose of administering the Plan.

         10.4 Overpayments. If the Compensation Committee determines that the Plan has made overpayments to or on behalf of a participant, the Compensation Committee shall adjust subsequent benefit payments thereafter due on an actuarial basis to correct for such overpayments; provided, however, that this provision shall not limit the ability of the Compensation Committee to initiate other action to recover such overpayments.

         10.5 Non-Alienation. Except to the extent permitted with respect to benefits under the Base Plan, an Employee, former Employee or beneficiary may not pledge, hypothecate, anticipate or in any way create a lien upon any amounts payable under this Plan, and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.

         10.6 Governing Law. This document shall be interpreted in accordance with the laws of the State of Delaware.

         10.7 Withholding; Payroll Taxes. To the extent required by the laws in effect at the time payments are made, the Company may withhold from payments made hereunder any taxes it believes required to be withheld for federal, state or local governmental purposes.





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